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                                                                    EXHIBIT 99.2

Metricom Secures $600 Million Investment from MCI
WorldCom and Vulcan Ventures, Inc. to Fund
National Wireless Data Network Expansion

LOS GATOS, Calif.--(BUSINESS WIRE)--June 21, 1999--Metricom, Inc. (Nasdaq:MCOM - news), a leading provider of mobile data networking and technology, today announced $600 million in funding from Vulcan Ventures, Inc. and MCI WorldCom, each providing $300 million, to fund national rollout of its Ricochet 128 kbps mobile data service.

The first wave of commercial availability is scheduled for mid-2000. In addition, MCI WorldCom and Metricom have entered into a strategic relationship, which includes national distribution of Ricochet.

Under the terms of the deal, MCI WorldCom and Vulcan Ventures, Inc. will purchase 60 million new convertible preferred shares of Metricom stock, priced at $10 per share. When consummated, and following an allowed conversion from preferred to common, the breakdown of ownership will include Vulcan Ventures, Inc. at 49 percent, MCI WorldCom at 38 percent, with the remaining 13 percent ownership held by other current public shareholders. The transaction is subject to certain conditions, including Metricom shareholder approval. Metricom will remain a publicly traded company headed by CEO Timothy A. Dreisbach. The investment underscores Vulcan Venture Inc.'s ongoing endorsement of Metricom and the Ricochet technology.

Included in the strategic agreement, MCI WorldCom has signed a five-year, non-exclusive wholesale agreement valued at $350 million with Metricom for its Ricochet services. Metricom will utilize MCI WorldCom's high-speed data and Internet network and support operations as it expands nationally. Metricom will also enlist additional distribution channels for Ricochet, and embark on a multi-million dollar branding and marketing campaign to raise awareness and advance adoption of the service among the target market of mobile professionals. "Our ultimate goal is to allow mobile professionals to take their full desktop functionality anywhere they need to work," said Dreisbach. "This means accessing data and applications on corporate LANs and the Internet anywhere in the same fashion as sitting in an office. By teaming with Vulcan Ventures, Inc. and a strategic partner with the national presence and reputation of MCI WorldCom, we gain the resources and expertise to accelerate the availability and adoption of our Ricochet service on a nationwide basis."

Metricom targets multiple segments within the overall mobile worker marketplace. One of these segments includes the mobile professional "road warriors" who travel extensively for their jobs. In a recent study, International Data Corporation (IDC) predicted by 2001 that 7.3 million of the professionals in this segment, who carry cellular/PCS phones, laptops and other mobile computing devices, do business within the metropolitan areas included on Metricom's rollout plan. "The mobile professional market available to Metricom is forecast to exceed 13 million users in 2005," said Iain Gillott, vice president, Worldwide Consumer & Small Business Telecommunications at IDC. "Critical success factors in this segment of the mobile data market are the ability to provide cost effective, reliable mobile Internet and LAN access throughout the major metropolitan areas."



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In addition to the primary business user market, Ricochet addresses the high bandwidth data access requirements of residential users that may not have viable ISDN, cable or DSL alternatives.

Unlike technologies just now evolving to solve growing high-performance high-speed wireless data requirements, Ricochet is a proven technology that leads the industry today at 28.8 kbps. Building on Ricochet's success, Metricom has been testing 128 kbps service and expects to launch the higher speed service in mid-2000 in the following metropolitan areas: Atlanta, Baltimore, Chicago, Dallas, Houston, Los Angeles, Phoenix, San Diego, San Francisco, Seattle, New York, Washington, DC. Current rollout plans call for a total of 46 metropolitan areas to gain Ricochet coverage by mid-2001. "We have been impressed with the management, focus, and technology advancement made by Metricom over the past year," said William D. Savoy, President, Vulcan Ventures, Inc. "By adding a world-class partner like MCI WorldCom, we expect to accelerate the availability and adoption of Ricochet by mobile professionals who want fully functional access to applications and data on LANs, Intranets and the Internet anywhere, anytime."

Ricochet is uniquely positioned to capture a significant share of the growing mobile professional market with the fastest data speeds, "always-on" connections, flat-rate "all-you-can-use" pricing, no metered roaming fees, and true mobility at 70 mph. These benefits are a result of the Ricochet architecture, which is based on a digital packet-switched network employing spread-spectrum radio frequency transmission and standard Internet protocol
(IP). Ricochet was designed from inception for packet data, which means high throughput, extremely low Bit Error Rate (BER), instantaneous handoff, and low cost per connection.

About Metricom

Metricom, Inc. is a leading provider of mobile data networking and technology. The Company's Ricochet service provides mobile professionals with high-performance, cost-effective untethered access to the Internet, private Intranets, local-area networks, e-mail, and other online services. Ricochet is generally available in the greater San Francisco Bay Area, Seattle, and Washington, D.C. metropolitan areas; in select areas of New York City; on corporate campuses; and at gate areas at major airports throughout the United States. For more information, call 1-800 Go-Wireless, or visit Metricom's Web site at http://www.metricom.com.

About MCI Worldcom

MCI WorldCom is a global leader in communications services with 1998 revenues of more than $30 billion and established operations in over 65 countries encompassing the Americas, Europe and the Asia-Pacific regions. MCI WorldCom is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. MCI WorldCom's global networks, including its state-of-the-art pan-European network and transoceanic cable systems, provide end-to-end high-capacity connectivity to more than 40,000 buildings worldwide. MCI WorldCom is traded on NASDAQ under WCOM. For more information on MCI WorldCom, visit the World Wide Web at http://www.wcom.com.



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About Vulcan Ventures Inc.

Vulcan Ventures Inc. of Bellevue, Washington was founded by Paul G. Allen in 1986 to research and implement his investments. Allen's investments through Vulcan Ventures, Inc. are long-term, as his goals enable him to take above-average risks and a long-term view. Through Vulcan Ventures, Allen invests in companies which offer products, services or technologies that fit his wired world strategy, and can contribute to or benefit from the technology and strategy of other Paul Allen companies.

Metricom and Ricochet are registered trademarks of Metricom, Inc.

All other trademarks are the property of their respective owners. This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from such forward-looking statements as a result of risks and uncertainties, including those described in Metricom's 1998 Form 10-K and other reports filed with the Securities and Exchange Commission.

Contact:

     Metricom, Inc.
     Jeannie Slone, 408/399-8136
     or
     MCI WORLDCOM
     Frank Walter, 800/644-NEWS
     Investors
     Gary Brandt, 601/460-8544
     or
     Vulcan Ventures, Inc.
     Nicole Christie, 425/453-1940



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